EXHIBIT 99.1

RELEASE DATE: October 10, 2003

FASTENAL COMPANY REPORTS THIRD QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the nine-month period and the quarter ended September 30, 2003. Dollar amounts are in thousands.

Net sales for the nine-month period ended September 30, 2003 totaled $743,285, an increase of 8.3% over net sales of $686,152 in the first nine months of 2002. The first nine months of 2002 included net sales of $16,819 from the Company’s DIY Business, which was disposed of in October 2002. Adjusting for the DIY Business sale, growth in net sales of the remaining business was 11.0% from 2002 to 2003. Management has included the adjusted growth in net sales percentage because we believe it provides a consistent presentation of the growth experienced in Fastenal’s organic store-based business and ongoing operations. Net earnings increased from $58,653 in the first nine months of 2002 to $64,230 in the first nine months of 2003, an increase of 9.5%. Earnings per share increased from $.77 to $.85 for the comparable periods.

The first nine months of 2002 included an extraordinary gain on acquisition, net of tax, of $716. Net earnings before extraordinary gain increased from $57,937 in the first nine months of 2002 to $64,230 in the first nine months of 2003, an increase of 10.9%. Earnings per share before extraordinary gain increased from $.76 to $.85 for the comparable periods.

Net sales for the three-month period ended September 30, 2003 totaled $258,330, an increase of 8.5% over net sales of $238,086 in the third quarter of 2002. The third quarter of 2002 included net sales of $5,689 from the Company’s DIY Business, which was disposed of in October 2002. Adjusting for the DIY Business sale, growth in net sales of the remaining business was 11.2% from 2002 to 2003. Management has included the adjusted growth in net sales percentage because we believe it provides a consistent presentation of the growth experienced in Fastenal’s organic store-based business and ongoing operations. Net earnings increased from $19,117 in the third quarter of 2002 to $23,262 in the third quarter of 2003, an increase of 21.7%. Earnings per share increased from $.25 to $.31 for the comparable periods.

During the first nine months and the third quarter of 2003, Fastenal opened 106 and 35 new sites, respectively. The 106 new sites year-to-date represent an increase of 9.1% more stores since December 31, 2002. There were 4,703 site employees as of September 30, 2003, a decrease of 0.8% from December 31, 2002.

Management’s comments on 2003:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001 and 2002 and the first nine months of 2003, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%	11.0%	11.4%	10.8%

The twelve months of 2001 and 2002 and the first nine months of 2003, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%	8.2%	8.8%	8.4%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management has included the first table above because we believe it provides a consistent presentation of the growth rates of the organic branch-based business before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001 which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001. During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July 2003 to September 2003 time frame represents some stabilization in the growth rates.

Fastenal’s gross margins in the first nine months of 2003 and 2002 were 49.3% and 49.4%, respectively. The change in the gross margin percent resulted from several factors. The DIY Business operated at a lower gross margin, approximately 30%, so the sale of this business caused an improvement in the overall gross margin. This improvement was offset by (1) the influence of increases in sales to certain large accounts and to certain large sales, which were made at lower margins, (2) the influences of changes in product mix, and (3) the slowdown in the growth of inventories which has lowered the savings to Fastenal related to vendor incentive programs, including vendor freight allowances.

Fastenal’s operating expenses in the first nine months grew at a rate of 6.7%, a rate less than the net sales growth rate of 8.3% discussed above. This was primarily due to the tight management of employee numbers throughout the organization.

The Company previously indicated it expects to open in the lower end of a range of approximately 150 to 185 new stores in 2003 (or an increase over December 31, 2002 of approximately 12% to 16%). The Company opened 128 new store sites during 2001 (or an increase over December 31, 2000 of 14.3%) and 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs impact the Company’s ability to leverage earnings in a weakened industrial economy. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we are proceeding with our ‘customer service project’ (or ‘CSP’). The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On September 30, 2003, 701 of Fastenal’s stores were operating with the ‘CSP’ layout and product selection. Our internal benchmarking information related to the store sites converted to the ‘CSP’ format in the third quarter of 2002 shows improvement in daily sales growth rates and in employee productivity when compared to a random sampling of non-converted store sites. Information related to these converted stores will be posted on the Fastenal Company World Wide Web site at www.fastenal.com on Friday, October 17, 2003.

While Fastenal continues to feel the impacts of the weakened industrial economy, we noted the following during the first nine months of 2003: (1) the inventory increases experienced in 2002, and again in the first quarter of 2003, stopped, and decreased beginning in June 2003, (2) cash provided by operating activities strengthened over the prior year, primarily due to the reduction in inventory growth, and (3) the store conversion project (the Customer Service Project, or CSP) that began in 2002 surpassed the 50% completion point in August 2003.

Additional information regarding Fastenal Company’s first quarter statistics is available on the Fastenal Company World Wide Web site at www.fastenal.com. Beginning in November 2000, the Company began to disclose sales information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of each month. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the continuance of our ‘customer service project’. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected, and disruption with the ‘customer service project’ implementation could cause expenses and inventory investments to increase, which in turn could cause the Company to reevaluate the implementation of the project. A discussion of other risks and uncertainties is included in the Company’s 2002 annual and quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	Unaudited September 30, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$55,127	14,296
Marketable securities	24,668	37,062
Trade accounts receivable, net of allowance for doubtful accounts of $4,070 and $3,543, respectively	137,864	105,553
Inventories	219,810	217,262
Deferred income tax asset	5,868	5,868
Other current assets	15,991	14,607
Refundable income taxes	—	1,838

Total current assets	459,328	396,486
Marketable securities	13,519	15,340
Property and equipment, less accumulated depreciation	159,882	144,252
Other assets, less accumulated amortization	3,045	2,930

Total assets	$635,774	559,008

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,631	25,783
Accrued expenses	22,212	21,281
Income taxes payable	7,126	—

Total current liabilities	58,969	47,064

Deferred income tax liability	12,073	12,073

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	7,472	7,472
Retained earnings	553,370	493,693
Accumulated other comprehensive gain (loss)	3,131	(2,053)

Total stockholders’ equity	564,732	499,871

Total liabilities and stockholders’ equity	$635,774	559,008

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Nine months ended September 30,		(Unaudited) Three months ended September 30,
	2003	2002	2003	2002
Net sales	$743,285	686,152	258,330	238,086
Cost of sales	376,707	347,021	131,823	121,017

Gross profit	366,578	339,131	126,507	117,069
Operating and administrative expenses	263,157	246,551	89,082	86,460
Loss on sale of property and equipment	192	295	38	91

Operating income	103,229	92,285	37,387	30,518
Interest income	870	1,578	314	467

Earnings before income taxes and extraordinay gain	104,099	93,863	37,701	30,985
Income tax expense	39,869	35,926	14,439	11,868

Net earnings before extraordinary gain	64,230	57,937	23,262	19,117

Extraordinary gain on acquistion, net of tax	—	716	—	—

Net earnings	64,230	58,653	23,262	19,117

Basic and diluted net earnings per share before extraordinary gain	$0.85	0.76	0.31	0.25

Basic and diluted extraordinary gain per share, net of tax	$—	0.01	—	—

Basic and diluted net earnings per share	$0.85	0.77	0.31	0.25

Basic and diluted weighted average shares outstanding	75,877	75,877	75,877	75,877

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net earnings	$64,230	58,653
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	15,107	12,513
Loss on sale of property and equipment	192	295
Bad debt expense	4,449	4,273
Amortization of non-compete agreement	50	50
Changes in operating assets and liabilities, net of acquisition and sale of the DIY Business:
Trade accounts receivable	(36,760)	(24,719)
Inventories	(2,548)	(32,198)
Other current assets	(1,384)	(336)
Accounts payable	3,848	6,322
Accrued expenses	931	2,407
Income taxes, net	8,964	1,017
Other	4,804	(212)

Net cash provided by operating activities	61,883	28,065

Cash flows from investing activities:
Purchase of property and equipment	(34,010)	(29,243)
Proceeds from sale of property and equipment	3,081	2,051
Net decrease (increase) in marketable securities	14,215	(18,933)
Decrease (increase) in other assets	(165)	68

Net cash used in investing activities	(16,879)	(46,057)

Cash flows from financing activities:
Payment of dividends	(4,553)	(3,794)

Net cash used in financing activities	(4,553)	(3,794)

Effect of exchange rate changes on cash	380	7

Net increase (decrease) in cash and cash equivalents	40,831	(21,779)
Cash and cash equivalents at beginning of period	14,296	47,264

Cash and cash equivalents at end of period	$55,127	25,485

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$30,905	35,353